Exhibit 3.1.2

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20180431039-71
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	10/01/2018 3:21 PM
	Secretary of State	Entity Number
	State of Nevada	E0447522006-1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Rineon Group, Inc.

2. The articles have been amended as follows:

IT IS RESOLVED, that the Corporation is hereby authorized to amend its Articles of Incorporation to effect a 10:1 reverse stock split of its COMMON stock without decreasing the Corporations authorized number of shares of COMMON stock.

IN ADDITION it is authorized to effect a 1,000:1 reverse stock split of its SERIES A CONVERTIBLE PREFERRED STOCK decreasing those shares to a total authorized of 1,000 post reverse.

All other classes of stock are to remain the same.

Article I shall read

The name of the corporation shall be AS Capital, Inc. (the "Corporation").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         99

4. Effective date and time of filing:      Date:                          Time:

5. Signature:

/s/ Chris Lotito

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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NEVADA STATE BUSINESS LICENSE

AS CAPITAL, INC.

Nevada Business Identification # NV20061076146

Expiration Date: June 30, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.

Failure to do so will result in late fees or penalties which by law cannot be waived.

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AS CAPITAL, INC.

ARTICLE I

The name of the corporation shall be AS Capital, Inc. (the “Corporation”).

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The Corporation is organized of conducting any lawful business for which a corporation may be organized under the law of the State of Nevada.

ARTICLE IV

The aggregate number of shares that the Corporation will have authority to issue is One Hundred Ten Million (110,000,000) shares with One Hundred Million (100,000,000) be issued as Common Stock, with a par value of $ 0.0001 per share, and Ten Million (10,000,000) issued as Preferred stock with a par value of $ 0.0001 per share,. Shares of any stock class may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statues, to:

(i.) Designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class.

(ii.) Create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of any class of shares before the issuance of any shares of that series.

(iii.) Alter or revoke the powers, preferences limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

(iv.) Increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series: provided that, the number may not be decreased below the number of shares of the series then outstanding or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(v.) Determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, payment of dividends on shares of that class of shares or series of shares;

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(vi.) Determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if, so, the terms of such voting;

(vii.) Determine whether or not these shares of that class of shares or series of shares will have conversion privileges and, if, so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

(viii.) Determine whether or not these shares of that class of shares or series of shares will be redeemable and, if, so, the terms and conditions of such redemption, including the date or date upon or after which they were redeemable , and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(ix..) Determine whether or not these shares of that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if, so, the terms and amount of such sinking fund;

(x.) determine the rights of the shares of that class of shares of series of shares in the event of voluntary liquidation, dissolution or dining up of the Corporation and the relative rights of priority, if any , of payment of shares of that class of shares or series of shares; and

(xi.) determine any other relative rights, preference and limitation of that class of shares or series of shares,

The allocation between the classes, or among the series or each class, or unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution shall be as designated by the Board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary of in the corporations bylaws or in any amendment hereto shall be vested in the common stock. accordingly, unless and until otherwise designated by the board of directors of the Corporation and subject to any superior rights as so designated the Common stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution./

ARTICLE V

Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws.

ARTICLE VI

The corporation shall indemnify any person against expenses, including without limitation attorney's fees, judgments, fines and amounts paid in settlement, actual and reasonably incurred by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving as the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise in all circumstance in which and to the extent that such indemnification is permitted and provided for the laws of the State of Nevada then in effect.

ARTICLE VII

To the fullest extent permitted b Chapter 78 of the Nevada Revised Statutes as the same exists of may hereafter be amended, and officer o director of the Corporation shall not be personally liable to the Corporation of its stockholders for monetary damages.

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ARTICLE VIII

The Corporation expressly elects not to be governed by or be subject to the provision of section 78.378 through 78.3793 of the Nevada Revised Statutes of any similar or succor statutes adopted by any state which may be deemed to apply the corporation from time to time.

SIGNATURE

The undersigned herby certifies on behalf of Rineon Group, Inc.., a corporation duly organized and existing under the laws of the State of Nevada, ( the "Corporation") that:

1.	The Undersigned is the President and Secretary, respectively of the Corporation
2.	The foregoing Amended and Restated Articles of Incorporation have been duly approved by a majority vote of the Board of Directors.
3.	The foregoing Amended and Restated Article of Incorporation has been duly approved by the required vote of the shareholders in accordance with Nevada Corporations Code.

I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct to our knowledge.

IN WITNESS WHEROF, the undersigned officers have signed this Amended and Restated Articles of Incorporation this 30th day of September, 2018

/s/ Chris Lotito
By: Chris Lotito
Title: CEO

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